Exhibit 10.5

SERVICES AGREEMENT

     This Agreement dated as of October 1, 2009, is between Whispering Oaks, International Inc. d/b/a Biocurex (“Biocurex”), and Pacific BioScience Research Centre, Inc. (“PBS”).

     In consideration for the mutual promises contained herein, the parties agree as follows:

1.  Services

     1.1 During the term of this Agreement PBS will provide Biocurex research and development, sample testing, administrative support and any other activities that Biocurex and PBS might agree upon in the future.

     1.2 Research and development services will consist of the development of products based on patented or proprietary technology in the areas of cancer diagnosis, tumor imaging and therapeutics, and software that might be required in-house to provide such services.

     1.3 Sample testing will consist of processing human or animal samples and reporting results to doctors, veterinarians or other parties. Biocurex will pay any insurance costs related to this activity and will hold PBS harmless from any legal action against PBS that might result from this activity.

     1.4 Production of software, web site design, brochure design and other necessary tools in connection with providing the services required by this Agreement or in selling services or products that Biocurex might offer.

     1.5 Administrative support will consist of secretarial, word processing, and answering services, and providing Biocurex with office space, office equipment, telephone, fax, email and office supplies.

     1.6 Biocurex and PBS will mutually agree as to the scope of the work to be provided, and the protocols to be followed, by Biocurex. Biocurex agrees to:

  Make available to PBS all relevant information or data pertinent to any work required by Biocurex, and instruct PBS fully in writing as to Biocurex’s total requirements in connection with any work. PBS will be entitled to rely upon the accuracy and completeness of such information and data furnished by or through Biocurex, including information and data originating with any subcontractors whether such subcontractor is engaged at the request of PBS or otherwise. If such information or data originates either with Biocurex or with any subcontractor, PBS shall not be responsible to Biocurex for the consequences of any error or omission contained therein.

  When required by PBS, engage subcontractors directly to perform services necessary to enable PBS to carry out its duties and responsibilities. PBS will have the right to engage subcontractors to provide services or materials relating to the services required by this Agreement amounting to $5,000 or less per subcontractor in any given month without consulting with Biocurex. Any othersubcontractors required by PBS will be subject to the joint approval of both Biocurex and PBS.

  Authorize PBS to act as its agent for such purposes as are necessary for PBS to render the services required by this Agreement.

  Give prompt consideration to all relevant documents relating to the work provided by PBS, and whenever prompt action is necessary, inform PBS of its decisions in such reasonable time so as not to delay the services of PBS or prevent PBS from instructing employees or subcontractors in a timely fashion.

  Designate in writing an individual to act as its representative, such person to have complete and exclusive authority to transmit instructions to and receive information from PBS.

  Give prompt written notice to PBS should Biocurex become aware of any defects or deficiency in the work provided by PBS.

  Obtain required approvals, licenses, permits and patents from the appropriate authorities having jurisdiction over work so as not to delay PBS in the performances of its services.

     1.7 All protocols, specifications or other documentation prepared by PBS, shall become the property of Biocurex, whether the work be executed or not, and Biocurex reserves all rights to the same and any work executed therefrom. PBS will be entitled to retain a copy of such documents and protocols.

     1.8 All tangible and intangible property, including, but not limited to, concepts, products, processes, documents, reports and other material, whether in written or electronic or digital format, produced by or resulting from the services rendered by PBS in connection with this Agreement, or which are otherwise developed or first reduced to practice by PBS in the performance of the services, whether or not are patentable, capable of trademark or otherwise, shall become the property of Biocurex. Except as provided by this Agreement, PBS shall not use, infringe upon or appropriate such tangible or intangible property described in the first sentence hereof without the express written agreement of Biocurex.

     1.9 Biocurex is not required to use PBS’s services exclusively.

     1.10 During the term of this Agreement PBS will provide services exclusively for Biocurex. Notwithstanding the above,

(i)

if the average Costs (as defined in Section 2.1) for any three consecutive months are less than the total of PBS’ salaries and consulting fees for those three months (“PBS Costs”), then PBS may provide services to any person.

(ii)

if, in accordance with the provisions of subsection (i) above PBS is permitted to provide services to other parties, and if subsequently the average Costs for any three consecutive months are equal to or more than the PBS Costs then PBS will again be obligated to provide services exclusively to Biocurex provided that:

  PBS may complete any projects that it undertook when it was not obligated to provide exclusive services to Biocurex, and

  If, subsequently, the average Costs for any three consecutive months are less than the PBS Costs, then PBS may again provide services to any person.

2. Compensation

      2.1 Biocurex will pay PBS all costs incurred by PBS for providing the services pursuant to this Agreement (the “Costs”), plus a Cost Adjustment. Costs include all salaries, employee health insurance and other benefits, taxes, rent, supplies, software, equipment repairs, equipment replacements, insurance premiums, charges of consultants or subcontractors, and other similar expenses; provided that notwithstanding the foregoing, Costs shall not include any salary paid by PBS to Dr. Ricardo Moro.

      2.2 The Cost Adjustment each month will be an amount equal to the total Costs for the month multiplied by the Adjustment Percentage. The Adjustment Percentage (not to exceed 15%) will be established each month in the sole discretion of PBS. If the Cost Adjustment for any month is more than $20,834, the difference will serve to reduce the debt described in Section 5 of this Agreement. Once the debt described in Section 5 is paid in full, the total Cost Adjustment will be retained by PBS.

      2.3 PBS will provide Biocurex each month with an invoice detailing the Costs and the Cost Adjustment due for that month. Upon request from Biocurex, PBS will provide Biocurex support for any item included as part of the Costs, All invoices will be payable within 30 days after the invoice is received by Biocurex.

      2.4 If PBS is forced to reduce its staff as a result of Biocurex reducing its use of PBS’s services, then Biocurex will pay PBS the amount PBS is required to pay any terminated employee as required by law or any agreement between PBS and the terminated employee or any contracted person if, but only if, Biocurex has approved such agreement in writing prior to its execution by PBS.

3. Term

      3.1 Unless sooner terminated in accordance with the provisions of this Section 3, this Agreement will terminate on December 31, 2013; provided that Biocurex may at its sole option elect to extend this Agreement until December 31, 2017 by giving PBS written notice of such election at any time prior to October 1, 2013 and if Biocurex has so elected, it may thereafter elect to extend this Agreement until December 31, 2021 by giving PBS written notice of such election at any time prior to October 1, 2017

      3.2 Biocurex may terminate this Agreement if PBS is in default of any of its obligations under this Agreement and PBS fails to cure the default following 30 days notice from Biocurex.

      3.3 Notwithstanding anything herein to the contrary, Biocurex may, upon 90 days notice, terminate this Agreement without any cause or default on the part of PBS.

      3.4 If Biocurex fails to pay any monthly invoice from PBS within ten days after it is due, then PBS, at its option, may terminate this Agreement on ten days written notice to Biocurex if such failure has not been cured prior to the expiration of such ten day period.

      3.5 If this Agreement is terminated pursuant to Section 3.1 or 3.2:

(i)	PBS will return all confidential information (as defined in Section 4.1 below) to Biocurex; and

(ii)

Any property, whether tangible or intangible, personal or real, and which was acquired by PBS from the funding described in Section 2.1, will be returned to, and will become the sole property of Biocurex.

3.6 If this Agreement is terminated pursuant to Sections 3.3 or 3.4:

(i)

Subject to the covenants and agreements contained in the Loan Modification Agreement, dated as of August 31, 2009 between Biocurex and the holders of its secured convertible notes, all amounts that Biocurex owes PBS, including any amounts referred to in Section 5, will become immediately due and payable;

(ii)	Any property, whether tangible or intangible, personal or real, and which was acquired by PBS from the funding described in Section 2.1, will become the sole property of PBS;

(iii)	Biocurex will pay PBS amount equal to 15% the Costs for the previous six months; and

(iv)	Section 6 of this Agreement will no longer apply.

      3.7 If this Agreement is terminated for any reason other than that provided by Section 3.2, PBS will be have a perpetual, non-exclusive license from Biocurex, with the right to grant non-exclusive sublicenses to third parties, upon the written consent of Biocurex, such consent not to be unreasonably withheld, to conduct research and to develop, make, have made, use, offer for sale, sell, import and export products anywhere in the world using Biocurex’s RECAF technology, provided that said license shall be limited to the extent that it would conflict with, or violate the terms of any license previously granted to any person or entity by Biocurex.. The RECAF technology means (a) all patent applications heretofore or hereafter filed that claim (i) RECAF, any antibody or other molecule that is directed towards RECAF, or any fragment of the foregoing (or any nucleotide sequence that encodes, or amino acid sequences or glycan sequence of the foregoing), or (ii) any unpatented technology, any process of manufacture, or use of any of the foregoing; (b) all patents that have issued or in the future issue from such patent applications, including utility, model and design patents and certificates of invention; and (c) all divisionals, continuations, continuations-in-part, reissues, renewals, extensions or additions to any such patent applications and patents; in each case in which Biocurex has an ownership or licensable interest. In consideration for this license, PBS will pay Biocurex a royalty equal to the greater of (i) 110% of the highest royalty paid by any other licensee of the RECAF technology, excluding any down payments or licensing fee that might have been made by other licensees, or (ii) 10% of the gross sales of any products incorporating the RECAF. No up-front fees will be payable with respect to the license. For purposes of the license agreement, gross sales means the gross sales price of any product invoiced to customers who are not affiliates of PBS (or are affiliates but are the end users of such product) less, to the extent actually paid or accrued by PBS or any affiliate (as applicable), (a) credits, allowances, discounts and rebates to, and chargebacks from the account of, such customers for spoiled, damaged, out-dated and returned product; (b) freight and insurance costs incurred by PBS or any affiliate (as applicable) in transporting such product in final form to such customers; (c) cash, quantity and trade discounts, rebates and other price reductions for such product given to such customers under price reduction programs that are consistent with industry practices and price reductions given for similar products by PBS or any affiliate (as applicable); (d) sales, use, value-added and other direct taxes incurred on the sale of such product in final form to such customers; and (e) customs duties, surcharges and other governmental charges incurred in exporting or importing such product in final form to such customers. If any reusable instrument (that is itself a product) is used in combination with a separate diagnostic reagent-containing device (that is itself a product) to detect or measure one or more analytes from a patient sample on or in such device, then for purposes of calculating gross sales, such device shall constitute a product, but such instrument shall not constitute a product.

4. Confidentiality/Publicity

      4.1 Any information pertaining to the Products and/or the respective operations of the parties that has been or will be communicated by Biocurex to PBS or by PBS to Biocurex, including, without limitation, trade secrets, business methods, and pricing, cost, supplier, manufacturing and customer information, shall be treated by Biocurex and PBS respectively, and their respective affiliates, employees and agents, as confidential information and shall not be used or revealed to third parties except as necessary in connection with the performance of their respective obligations hereunder; provided, however, that such confidential information shall not be subject to the restrictions and prohibitions set forth in this section to the extent that such confidential information:

(i)

is available in the public literature or otherwise in the public domain, or after disclosure by one party to the other becomes public knowledge through no fault of the party receiving such confidential information;

(ii)

was known through legitimate means to the party receiving such confidential information prior to the receipt of such confidential information by such party from the disclosing party, as evidenced by such receiving party's written records, whether received before or after the date of this Agreement;

(iii)	is obtained in good faith by the party receiving such confidential information from a source other than the party supplying such confidential information who was not under an obligation of confidence or secrecy to either party at the time of such disclosure; or

(iv)	is required to be disclosed pursuant to:

	(A)	any order of a court having jurisdiction and power to order such information to be released or made public (with prior notice to the disclosing party and opportunity to contest by such party to the extent legally possible); or

	(B)	any lawful action of a governmental or regulatory agency (with prior notice to the disclosing party and opportunity to contest by such party to the extent legally possible); or

(v)

is required to be disclosed to a prospective, bona fide purchaser of the shares or assets of either party hereto, provided all such prospective purchasers agree in writing to be bound by the standards of confidentiality.

      4.2 Each party shall take all such precautions as it normally takes with its own confidential information to prevent any improper disclosure of such confidential information to any independent third party.

      4.3 The parties agree that news releases, public announcements (written or oral), professional publications or any publicity relating to this Agreement, clinical results, regulatory filings and government approvals, shall be mutually agreed by the parties, such approval not to be unreasonably withheld. Notwithstanding the above, each party may disclose, without approval from the other party, any information, including confidential information (1) required by law or regulation (including, without exception, in connection with filings with the US Securities and Exchange Commission); (2) in response to a valid order of a court or other governmental body having jurisdiction over Biocurex; (3) otherwise required by applicable laws; (4) otherwise necessary to file or prosecute patent applications, prosecute or defend litigation or otherwise enforce obligations under this Agreement; or (5) required by authorities or investigators in conjunction with performing clinical development programs, provided that each party will use reasonable efforts to restrict disclosure and to cause such authorities or investigators not to disclose the information to any third party.

      4.4 If PBS has the license provided by Section 3.7, PBS may disclose any confidential information to any sublicensee, provided the sublicensee agrees to be bound by Sections 4.1 and 4.2.

5. Debt

      As of September 30, 2009, Biocurex agrees that it owes PBS $391,454. Beginning October 1, 2009 this amount will accrue interest at a rate equal to the prime rate published from time to time by J.P. Morgan Chase. Interest will be payable for the period from October 1, 2009 to January 31, 2010 on February 1, 2010 and thereafter monthly in arrears, with the first such monthly interest payment due on March 1, 2010. Subject to the provisions of Section 3.6, Biocurex will pay this amount, reduced by any amounts described in Section 2.2, plus all accrued and unpaid interest, no later than December 31, 2014

6. Non-Compete

      6.1 During the term of this Agreement, and for a period of two years following the termination of this Agreement, PBS will not directly or indirectly engage in any activity directed toward the development, sale or marketing of any cancer markers for screening, diagnostic, or follow-up purposes.

      6.2 Notwithstanding the above:

(i)	this Section will no longer apply if this Agreement is terminated pursuant to Section 3.3 or 3.4, and

(ii)	the role of PBS as a licensee, and granting any sublicenses in accordance with the terms of this Agreement, if Section 3.7 applies, will not constitute a violation of this Section 6.

7. Force Majeure

      If either PBS or Biocurex shall be delayed, hindered, interrupted in or prevented from the performance of any of its obligations hereunder (other than the obligation to pay monies) by reason of force majeure ("Force Majeure"), including, without limitation, fire, earthquake, flood or other acts of God, strike, lockouts, war (declared or undeclared), civil disturbances, embargo, riots, unavailability of essential materials or transportation facilities, orders of any governmental authority (not caused by a default or other action of the party invoking such Force Majeure) or other similar events beyond the control of such party, such party shall not be liable to the other for damages, and the time for performance of such obligation shall be extended for a period of time equal to the duration of the contingency which occasioned such delay, hindrance, interruption or prevention.

8. Notices

      Any notice or request required or permitted to be given under or in connection with this Agreement shall be in writing in the English language and shall be deemed to have been duly given on the date of delivery if delivered personally, by confirmed facsimile or by courier on the party to whom such notice or request is to be given, or, if sent by certified or registered mail, or the equivalent, postage prepaid, on the tenth (10th) day after the date mailed, to the address set forth for such party below or such other address as directed in writing from time to time:

     If to Biocurex:

          Biocurex, Inc.
          7080 River Road, Suite 215
          Richmond, British Columbia
          Canada V6X 1X5
          FAX:(604) 207-9165
          Attention: Denis R Burger, Ph.D., Executive Chairman
          If to Pacific Biosciences Research Centre, Inc.:

          7080 River Road, Suite 215
          Richmond, British Columbia
          Canada V6X 1X5
          FAX:(604) 207-9165
          Attention: Dr. Ricardo Moro

9. Governing Law; Arbitration

      The formation, validity, construction and performance of this Agreement shall be governed by the laws of British Columbia, Canada. Any dispute, claim or controversy involving this Agreement shall be settled through binding arbitration in accordance with the National Arbitration Rules of the ADR Institute of Canada, Inc. in Vancouver, British Columbia. The judgment of the arbitrators will be final and binding on both parties and a judgment on the arbitration award may be entered by any court. The prevailing party in any dispute will be entitled to costs and reasonable attorney’s fees. Any party will be entitled to costs and reasonable attorneys’ fees in enforcing any arbitration award.

10. Miscellaneous

      This Agreement constitutes the entire Agreement between the parties relating to the subject matter hereof, and supercedes all prior agreements and understandings, oral or written between the parties. Any change to this Agreement must be in writing and signed by an authorized officer of each party. The Agreement shall inure to the benefit of and be binding on the parties hereto, and except as otherwise provided herein, on their executors, successors and assigns. Except as set forth herein, neither party may assign this Agreement without prior consent in writing of the other. Each party is an independent contractor under this Agreement. Neither party is an agent, partner or legal representative of the other. The obligations of the parties as provided in this Agreement will survive any termination of this Agreement.

     IN WITNESS HEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

PACIFIC BIOSCIENCES
RESEARCH CENTRE, INC.	BIOCUREX, INC.

By: /s/ Ricardo Moro	By: /s/ Denis R Burger
Dr. Ricardo Moro	Denis R Burger, Ph.D., Executive Chairman